Exhibit 10.1

INTERIM CRYPTO PURCHASE AGREEMENT

This Interim Crypto Purchase Agreement (this “Agreement”) is entered into as of September 16, 2025, by and between Reliance Global Group, Inc., a Florida corporation (the “Company”), and Moshe Fishman (“Moshe”).

WHEREAS, the Company has adopted a Digital Asset Treasury Policy authorizing the acquisition of cryptocurrency for treasury management purposes;

WHEREAS, the Company has initiated the process of opening an institutional cryptocurrency trading account, but such account is not yet available; and

WHEREAS, in order to avoid potential lost opportunities from movements in cryptocurrency values during the account opening period, the Company desires that Moshe act as an interim purchaser of cryptocurrency on behalf of the Company, subject to appropriate safeguards and documentation.

NOW, THEREFORE, the parties agree as follows:

1.	Purchases on Behalf of the Company. Moshe shall use his personal cryptocurrency trading accounts solely to purchase cryptocurrency as directed in writing (including by email) by Alex Blumenfrucht as a member of the Crypto Advisory Board (“CAB”), or its Chair acting on behalf of the CAB.

2.	Ownership; Title. From the time of purchase, all right, title and interest in and to the cryptocurrency shall belong exclusively to the Company. Such assets shall be held in Moshe’s account solely for the benefit of the Company, and Moshe shall have no ownership or beneficial interest therein.

3.	Economic Exposure. All gains, losses, and risks associated with the cryptocurrency purchased under this Agreement shall accrue solely to the Company.

4.	Transfer of Assets. As soon as practicable following the establishment of the Company’s institutional cryptocurrency account, and upon written instruction from the CAB, Moshe shall promptly transfer to such account all cryptocurrency then held for the benefit of the Company.

5.	Reimbursement. The Company shall reimburse Moshe promptly for the actual purchase price of the cryptocurrency and any reasonable, documented transaction fees incurred. Moshe shall not receive any additional compensation for performing services under this Agreement.

6.	Compliance. All activities under this Agreement shall be conducted in compliance with the Company’s Insider Trading Policy and all applicable federal and state securities laws.

7.	Term. This Agreement shall automatically terminate on the earlier of (i) the date on which all cryptocurrency purchased hereunder has been transferred to the Company’s institutional account, or (ii) October 30, 2025, unless extended by further written approval of the Audit Committee.

8.	Miscellaneous. This Agreement constitutes the entire understanding of the parties with respect to its subject matter and may not be amended except in writing signed by both parties and approved by the Audit Committee. This Agreement shall be governed by the laws of the State of Florida.

[Remainder of Page Intentionally left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

RELIANCE GLOBAL GROUP, INC.

By:
Name:
Title:

By:	/s/ Moshe Fishman
Name:	Moshe Fishman

[Signature Page to Interim Crypto Purchase Agreement]